EXHIBIT 11
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                         AVNET, INC. AND SUBSIDIARIES

                      COMPUTATION OF EARNINGS PER SHARE
                      (Thousands except per share data)


(A) In computing earnings per share, common shares issuable upon the exercise of outstanding stock options have been considered as common equivalent shares.
  In computing earnings per share in fiscal 1994, the 6% Convertible
  Subordinated Debentures were not considered common equivalent shares because they would have been anti-dilutive.  The 8% Convertible Subordinated
  Debentures, which were fully redeemed during fiscal 1993, were not considered common equivalent shares in fiscal 1993 as they would have been anti-dilutive.
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                                                                Years Ended
                                                      June 30,    July 1,    June 30,
                                                        1995       1994        1993
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       TABLE A - Computation of earnings per share:
         Weighted average number of common shares       40,723     40,590      35,592

         Common equivalent shares:
           Conversion of 6% Convertible
             Subordinated Debentures                     2,448       --         2,449
           Issuance of incentive shares and
             exercise of employees' stock options,
             using treasury stock method                   250        257         212

         Common and common equivalent shares used
           to compute earnings per share                43,421     40,847      38,253

         Income before cumulative effect of a
           change in accounting principle             $140,273    $88,108     $69,060
         Interest expense on convertible
           debentures - net of tax                       3,778      --          3,847

         Income used for computing earnings per
           share before cumulative effect of a
           change in accounting principle              144,051     88,108      72,907
         Cumulative effect of a change in the
           method of accounting for income taxes         --        (2,791)       --

         Income used for computing earnings
           per share                                  $144,051    $85,317     $72,907

         Earnings per common share based upon the weighted average number of shares outstanding during the year:

           Income before cumulative effect of a
             change in accounting principle             $3.32       $2.16       $1.91
           Cumulative effect of a change in
             the method of accounting for
             income taxes                                --         (0.07)       --

           Net income                                   $3.32       $2.09       $1.91

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